Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q1 2008 ALCOA Inc Earnings Conference Call

Event Date/Time: Apr. 07. 2008 / 5:00PM ET

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Greg Aschman

ALCOA Inc - Director, IR

Chuck McLane

ALCOA Inc - EVP, CFO

Alain Belda

ALCOA Inc - Chairman, CEO

Klaus Kleinfeld

ALCOA Inc - President, COO

CONFERENCE CALL PARTICIPANTS

John Hill

Citigroup - Analyst

Michael Gambardella

JPMorgan Chase & Co. - Analyst

Lloyd O’Carroll

Davenport - Analyst

Stephanie Leeshaw

Lehman Brothers - Analyst

Charles Bradford

Bradford Research - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2008 Alcoa earnings call. My name is Melanie, and I will be your coordinator today. At this time, all participants are on a muted line. We will conduct a question-and-answer session at the end of this conference, at which time we ask that all questions be limited to one per caller. (OPERATOR INSTRUCTIONS) As a reminder, this call is being recorded.

I would now like to turn the call over to Mr. Greg Aschman, Director of Investor Relations.

Greg Aschman - ALCOA Inc - Director, IR

Thanks Melanie. Good evening, everyone. Thank you for attending Alcoa’s first quarter 2008 analyst conference. At today’s conference, Chuck McLane, Executive Vice President and Chief Financial Officer, will review the first quarter financial results, as well as current market conditions. Alain Belda, Chairman and CEO, will make a few comments and introduce our final speaker, Klaus Kleinfeld, President and Chief Operating Officer, who will provide a review of the industry and Alcoa’s strategic priorities.

Before I turn it over to Chuck, I would like to remind you that in discussing the Company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations, and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year ended December 31st, 2007, filed with the Securities and Exchange Commission.

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Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

In our discussion today we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and our related reconciliation on our website at www.alcoa.com under the “Invest” section.

At this point, let me turn it over to Chuck.

Chuck McLane - ALCOA Inc - EVP, CFO

Thanks, Greg. Okay. Before I dive into the quarterly results, a quick summary of the market conditions and other drivers of profitability are in order. First and most importantly, the global aluminum market fundamentals continue to be strong, and are supporting higher prices. Several North American and European end markets are weak or weakening, and the deterioration of the U.S. dollar and higher energy costs are a significant drag on margins.

Our new Iceland smelter is nearing completion of its start-up, and our Pinjarra Refinery is running at target production rates. Russia is showing productivity improvements, and our Engineered Products and Solutions segment set revenue and profitability records in the quarter. With that as a back drop, let’s review the financial results.

Earnings for the quarter were $303 million, or $0.37 per share, $361 million, or $0.44 per share excluding the effect from the Packaging and Consumer sale. As expected, once we completed the majority of the Packaging divestiture, an adjustment was made to firm-up the financial impact of the transaction. We recorded a loss of $58 million, or $0.07 per share, most of which stems from an increase to the book value, and additional tax adjustments.

Also affecting the results is a $68 million, or $0.08 per share, negative sequential impact, associated with the decline in the U.S. dollar against our other major currencies. $48 million of this impact, or $0.06 per share, is related to currency translation, which is non-cash in nature. While the dollar weakness had a negative impact, it is important to note that a significant portion of our operations are in the U.S., putting us in a favorable position to most of our competition on that front.

We continued to operate within our target debt-to-cap range at 31.5%, and our return on capital remains at double digits, even with the growth capital included. So let’s take a look at the income statement. The completion of the Packaging divestiture makes a comparison between the two periods difficult.

So let me comment on the sequential impact, excluding the Packaging segment. Revenue increased $400 million, or 6%. Cost of goods sold and SG&A as a percent of sales were down 400 and 60 basis points respectively, and segment ATOI increased 42%, with Engineered Products and Solutions having a record quarter. The financial adjustment for Packaging can be found under both the restructuring and the effective tax rate lines. The operating effective tax rate for the quarter, excluding the adjustment, would stand at approximately 29%.

Turning next to our sequential bridge, price mix, volume and productivity, more than offset increases to cost and energy, and also negated the unfavorable currency impact. This was outstanding performance, particularly considering the raw material and energy increases affecting the entire industry. Higher LME price improved results by $103 million, and the loss of income for Packaging reduced results by 45 million.

Let me take a minute and elaborate on currency. We provide a currency impact to bridge profitability from one period to the next. As you are aware, the U.S. dollar has continued to deteriorate against most of the major currencies in regions where we have operations. A portion of the currency is related to the actual economic impact.

For example, costs are incurred in a local currency while revenue is in U.S. dollars. The other portion of the currency impact relates to currency translation, which is the impact of translating balance sheet items back to the functional currency. These costs are non-cash in nature, and fluctuate from period to period. Before I discuss the segments, let me first explain the realignment that has occurred.

Our portfolio has changed significantly with the recent divestitures of Packaging and auto castings, along with the JV for our soft alloy extrusions. Therefore we have altered the number of reporting segments. The major changes are the elimination of the Extruded and End Products segment, and moving businesses into the appropriately managed segment.

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Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

The major elements of this reclassification are the movement of the building and construction business to the Engineered Products and Solutions segment, and the movement of the hard alloy extrusion business to the Flat-Rolled Products segment. We have restated all prior periods to conform to this revised structure, and we have provided a reconciliation in the Appendix for your convenience.

Now let’s move through the segment reviews starting with Alumina. ATOI and the Alumina segment decreased 36 million sequentially. Third party shipments were 2% lower, while production was up marginally from the fourth quarter. As we discussed previously, the best guide for pricing in this segment is LME pricing on a two month lag. Realized pricing was slightly lower, matching this benchmark.

The strengthening Australian dollar and the Brazilian real reduced profitability by 14 million, and higher energy costs of $12 million were evenly split between natural gas and fuel oil. As we move to the next quarter, we anticipate a positive impact from higher pricing, with continued cost pressures and currency risk.

Moving to the Primary segment, primary production increased 4% in the quarter, driven essentially by the start-up of Iceland. By the end of the quarter, Iceland was running at 90% of capacity, and is expected to reach 100% during the second quarter. ATOI in the segment benefited from higher than anticipated realized pricing, as we were able to price more product in a tighter window, and not the standard 30-day lag.

The higher prices were partially offset by the weaker U.S. dollar, and higher carbon prices. As we look ahead, March LME prices have provided a strong start to the second quarter. We anticipate continued pressure from energy and material costs, and continuing improved production levels and efficiencies at Iceland.

Moving to the Flat-Rolled Products segment, sequentially this segment showed marked improvement, yet is down on a year-over-year basis. Weak market conditions within Automotive, Commercial Transportation and Distribution have persisted from the fourth quarter. In addition, higher alloying material costs, particularly magnesium and manganese have hurt results.

Productivity improvement within Russia and Australia and improved pricing were the primary drivers for the sequential improvement. Looking ahead to the second quarter, we would expect the North American Automotive and general industrial markets to continue at their depressed levels with a seasonal increase in can sheet. We also expect improved results in Russia. Europe should see a seasonal improvement in the second quarter, even though the building and construction markets are declining across much of the region.

Now let’s move to the Engineered Products and Solutions segment. EPS demonstrated outstanding results for the quarter. Record revenues, record margins, record earnings, and record returns marked this quarter’s performance. This segment more than offset softness in the North American Automotive and Commercial Transportation markets by strength in Aerospace and Industrial Gas Turbines, and share gain across all markets, all of which led to a record revenue of $1.8 billion for the quarter. Additionally, productivity improvements in the Aerospace and Forgings business, coupled with continued progress in the Automotive turnaround, enabled the record ATOI performance at 138 million.

Looking forward to the second quarter, we anticipate continued strength in the Aerospace and IGT markets, as well as a seasonal increase in building and construction. This will be partially offset by the continued softness in the North American Automotive and Commercial Transportation markets. Now that we have covered the segments, let’s move on to the cash flow statement.

Cash from operations was reduced as cash was utilized to increase working capital. As prices increased, working capital will increase proportionately. In addition, days of working capital usually increase in the first quarter, as inventories are built for the seasonally higher second quarter. Our days working capital was higher than the fourth quarter, yet they were actually down almost five days versus the first quarter of 2007. We completed a major portion of the Packaging divestiture at the end of February, which generated proceeds of $2.5 billion, with another $200 million expected in the second quarter.

We repurchased 14 million shares in the first quarter, at an average price of $30.79. That now brings our share repurchase program up to 9.2% against our Board-authorized level of 25%. Growth capital represented 60% of the capital expenditures in the period, and over 70% of the gross spend is captured in two projects, Sao Luis refinery expansion, and Juruti bauxite mine.

We acquired Republic and Van Petty, two fastener acquisitions which will provide profitable growth and immediate cash flow. As you know, we also participated in a strategic investment with our Chinese partners, Chinalco. We continue to manage our capital structure in a manner to provide organic and acquisitive growth, and to obviously enhance shareholder value in the process.

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Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

I would now like to review the current industry market conditions. We now anticipate global primary aluminum consumption to increase 8.5%, or over 3 million metric tons in 2008. This is about 400,000 tons, or 1% lower than our previous guidance. What is striking is how global fundamentals remain strong, despite the flat to lower consumption in most of the mature markets.

In fact, U.S. aluminum shipments by distributors are down 6.7% through February, and based on the outlook for Automotive, Commercial Transportation, and the Building and Construction markets, we now envision a reduction in consumption of 5% for North America. The silver lining in that is that distributor inventories are down 22%, so as the manufacturing sector begins to improve, there will be an immediate need to meet higher demand, and restock the supply chain.

On the growth side, China, India, Vietnam, Thailand and Russia remain strong, and we believe will continue beyond 2008, given the ongoing industrialization and infrastructure projects occurring within these countries.

Let’s look at the current inventory levels. While the absolute tonnage of worldwide aluminum inventory has increased recently, the global days of consumption in inventory remain low by historic standards. The slight increase from the end of the year still remains at levels two days under the same period last year.

Turning now to our projections of supply and demand balance for the industry, while we have seen weakness on the consumption side, we have also seen constraints on the supply side. We believe that the net effects of the well-publicized weather and power issues, in places like China and South Africa, will dampen global production by approximately 700,000 tons. That lowers our projected aluminum surplus to less than 100,000 tons, or essentially in balance for the year.

I would now like to take a minute and comment on the end markets. We continue to project that all of our end markets will grow on a global basis in 2008. Although there will be strong regional disparities. That growth comes in the face of a second straight year of decline in North America, and modest growth in Europe. North America is heading for a decline this year of 5%. Remember, that is on top of almost a 10% decline in 2007.

So let’s take a quick review by market. The Aerospace market remains strong, with commercial delivery rates expected to be up 13% year-over-year. We expect this current up cycle to last at least through the next several years. While global Automotive production in the quarter was up roughly 3% year-over-year, North American production posted a 7% decline, and the Detroit 3 had an 18% decrease for the first quarter.

Looking ahead, we expect 2008 volume in North America to fall further than originally forecast, to levels not seen in over a decade. However, we continue to take advantage of strengthening auto demand in eastern Europe and Russia, with our wheels and powertrain applications. We project European heavy truck demand to remain fairly robust for the year, up slightly versus 2007, driven by the central and eastern European economic expansion.

North American heavy truck and trailer markets are down approximately 30% from the first quarter of ‘07. Economic fundamentals do not suggest a strong demand recovery in North America until the end of this year.

We will mitigate a portion of the North American decline through the growing market penetration of aluminum truck wheels, and increased sales of higher value add products, such as Dura-Bright and new fastener products. Although the commercial building and construction market remains strong on a global basis, North America will feel the impact of tighter credit conditions on commercial buildings, and is expected to contract by 3% for the year.

Finally, industrial gas turbine demand continues to strengthen with an expected double-digit growth rate driven by Europe and the Middle East. In addition, turbine utilization is up, thereby increasing demand for spare parts. Stopping where I started, weakened markets in North America and Europe are not significantly affecting the overall strong aluminum fundamentals. That macro strength coupled with our growth projects coming to fruition, our ongoing productivity improvements, and the host of innovative products we have before us, we are clearly optimistic about the future within Alcoa.

I would now like to turn it over to Alain, who will introduce Klaus.

Alain Belda - ALCOA Inc - Chairman, CEO

Thanks Chuck. Klaus has been a member of our Board of Directors since 2003, when he was at the time President of Siemens North America. He is now our President and Chief Operating Officer since October. He is a seasoned leader, who sets ambitious profitability and growth targets, and who looks at competition and market-based data to do it. I have asked him to outline for you today what he has seen so far in his tenure as a full-time Alcoan, and outline what he sees as our key strategic priorities moving forward. So with that, it is a pleasure to introduce Klaus.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President, COO

Thank you very much Alain. As Alain just described, I have been on the Alcoa Board since 2003. In that years, as well as in the last six months as being a Chief Operating Officer, I have met a lot of Alcoans, I visited many locations covering basically all the major regions, in all of our groups. I have spoken to many employees, connected with dozens of customers, and I have seen a lot of Best Practices.

I have listened to a lot of customer feedback, and discussed in this regard a lot of the challenges, as well as the opportunities of Alcoa. I must say, what I have seen there is a company that is deeply rooted in values, that has an excellent talent base, great dreams, tremendous opportunities, and I really say from the bottom of my heart, I am excited to be full-time Alcoan, and to join the 97,000 Alcoans around here. Today, I would like to share my view on the industry, as well as on the strategic priorities.

Let’s start with where Chuck left it. Chuck has described several factors that are contributing to the current industry growth, and the tightness of supply. I think one has to see that in the larger perspective. As we all are in a world that is currently changing substantially, and there are probably very few industries like ours, where you can see the impact of these trends in a more pronounced way. These changes that are described here on that chart are lasting, and I would basically attribute them to three factors which I would call the megatrends.

Number one, globalization, urbanization, and changing demographics. These megatrends fuel massive change, like the increase of the demand for natural resources, and obviously driving up prices for those goods. They also create numerous opportunities for Alcoa as aluminum, the metal has wonderful characteristics, lightweight, recyclable, and conductivity, and Alcoa has pretty good market leading capabilities.

Let me give you two specific examples that show the consequences of the megatrend. Let’s start first with the globalization. Globalization comes along with and requires increased mobility, and as one consequence that leads to a stronger Aerospace demand. We are very well-positioned in the Aerospace market, we have a lot of things to offer here. We have a leading edge product portfolio, with structural components, fasteners, engine components. We have extremely good customer relationships, and we have a global supply base.

The second example, we are seeing urbanization currently, more and more people are living in cities. It was last year when for the first time on this planet more people lived in cities than outside of cities. This comes along with a need for more physical infrastructure to shelter those people, and to service them. It comes along with more demand for buildings, and construction, and mass transportation.

And again, the metal that is contributing here with the capabilities of being recyclable and lightweight, aluminum, critical for the growth of those markets. Given those trends and we believe that the aluminum consumption is on a solid growth trajectory. We project that demand will grow at about 6% annual over the next decade. This would match the growth rate of the last 10 years. Interestingly, if you just look at the price increases in the last decade, you actually have a higher rate, it is 8% over those years at a compound annual growth rate, which clearly reflects the tightness on the supply/demand side.

The growth, as you can see on this chart, is pretty strongly fueled by Asia, and particularly China, we are anticipating an annual growth rate of 9% in the next decade. And certainly, I would not disagree if you were to say that is probably a rather conservative estimate, as it really reflects only half of the rate experienced in the last 10 years. One thing is also for sure, serving this additional 30 million tons of aluminum demand will not be easy.

It will be extremely important access to reliable power and quality bauxite, those will be the two most critical factors. As we have just seen in the recent events in South Africa and China, these are really critical factors, and they will probably become even more critical. The good news is Alcoa is a company that has growth and innovation in its DNA, basically from the first days, on the date of inception 120 years ago.

Our Company has invented this industry and has constantly reshaped itself, and we will continue to use our creativity, our knowledge, our business sense, to grow the aluminum industry, and even be more successful as a player in it. We have really used the last few years to further strengthen our foundation by executing various growth projects, actively managing our portfolio, as well as applying a disciplined capital management.

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Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

Let’s look at our growth projects. We are investing to improve in our already Best-in-Class bauxite and refining assets. In Iceland we have completed our first greenfield smelter in over 20 years, and we now have 90% of the pots in operation. We are investing in self-generation power facilities in North America and Brazil.

We have successfully demonstrated our ability to renegotiate existing power contracts, and I will give you a little bit more color on this later. And we have expanded our global rolling reach and capacity, particularly in Aero sheet and plate, as well as we are expanding into Russia and China, markets that are significantly growing, and last but not least, we just acquired two fastening companies.

As you can see, we have done a lot. The good news is we have a full pipeline of opportunities for further profitable growth. Let me just show you our growth pipeline for the primary business. Each circle that you see here on this slide represents a specific project.

As we all know, not each one of those projects will come to realization, and one thing that I can absolutely assure you, we will continue to exhibit a prudent capital allocation, to ensure that there is a good risk/return combination for our shareholders. The pipeline and that is the good news here, you can see it, is nicely filled, it is a wonderful position to start from.

Often as you can see, we are the partner of choice, and mainly because of our sustainability achievements, and our cutting edge R&D capabilities. This sets us apart from all of our competitors. But not only do we grow. We also constantly reshape and upgrade our portfolio. For example, we have sold Packaging and auto castings. We created a joint venture with Sapa for our soft alloy extrusion business.

In light of this, let’s also talk about China. Our partnership with Chinalco was established in the year 2000, when we agreed to participate in the IPO of Chalco. Our investments were realized were very strong out of this for our shareholders, and it helped to establish also a good position for Chinalco as a leading Chinese metals and mining company.

Our joint investment now in RTZ is an important next step in our relationship. We acquired 12% of Rio Tinto’s U.K. shares, which is 9% of the total worldwide shares. By the way, this has been the largest offshore investment in Chinese corporate history. It is providing tremendous opportunity to continue our cooperation. This partnership gives both companies options to deliver value to their respective shareholders, as the industry landscape continues to change.

We have ongoing communication with Chairman Xiao and his leadership team to discuss various options for the future. In fact, two weeks ago I was in Beijing doing exactly that. I am confident that this investment will reap long-term value for our shareholders. While we invested in future growth, we have also been able to display disciplined capital management. Over the past years, we executed a debt restructuring program which doubled the average maturity, at roughly the same cost. We have increased the dividends by 13% at the beginning of 2007.

We maintained our target 30 to 35% debt-to-capital ratio during a period of peak CapEx spend, and we repurchased approximately 9% of our common stock. In summary, I believe that these are all great achievements. They have placed ourselves in a good position to capitalize on the industry fundamentals and growth perspective.

So let’s now move gears, and talk a little bit about the current priorities going into the future. Now, let me give you a little bit of how we want to continue to create value for our shareholders. We are driving three strategic priorities. Profitable growth in every business, disciplined execution in getting from ideas to cash, and the Alcoa advantage as a value generator. Let me take some time to review each one of those, and guide you through those titles, so that you get a better feel of what we mean with those headlines.

Let’s start with profitable growth. We are committed to aim for generating growth and returns that are among the top performers of our industry. To do that, I am working with each business to develop a three-year perspective, with well quantified priority levers and personal accountability.

Let me give you a little bit of a high level taste of what we are talking about in each of the three segments. Let’s start with global primary products. We have a solid foundation built on a couple of things, world class position in quality bauxite and refining capabilities. Long-term energy agreements that secure competitive power supply, and a balanced growth platform between brownfield and greenfield opportunities.

Our major priorities are clear and outlined here. I won’t go through all of them. I would be happy to answer questions on the Q&A later. Let’s just go and deep dive in one or two of each one of them. Let’s start with the strategic lever repowering of our existing smelters. Taking a look at our success in this area over the last few months.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

Most of you were probably on the call on the last call, and Alain showed in this slide, and he spoke about it in January and highlighted our intention to secure competitive power contracts, and on this chart, the contract extensions that we expected to complete in 2008, are the ones that are reflected here by the light blue area.

So let’s see how we are comparing to this. Let’s fast forward to today and that is how it looks today. As you can see, much of the anticipated volumes to be secured has already been accomplished.

This is the result from the MOU we announced in February, with the Province of Quebec, extending our power contract through 2040, and additional power supply to enable an expansion in Baie Comeau, and we are also currently actively working to secure additional power to enable an expansion for our Deschambault smelter. We are confident that we can reach agreements on others this year, which would give us approximately 80% of all current operating capacity on either self-generated or contractual power arrangements through at least 2020.

Having reliable power sources is surely one of the most important success factors in our upcoming business. Through this, we are very well-positioned for future growth. So much on the primary business.

So let’s take a look at the next one, to the Flat-Rolled Products business. Our Flat-Rolled Products business offers unique capabilities to the attractive Aerospace and Industrial markets. The combination of world-class R&D expertise and our global presence, makes us very often the supplier of choice.

We have invested in building the footprint in both China and Russia over the last few years, and expect those businesses to continually improve. One of the most important priorities is to deliver in Russia. So far, the progress has been slower than expected. As equipment installations are nearing completion and domestic markets continue to grow, particularly the can sheet market, we remain confident that we are reaching a turning point. Global customers are investing in facilities in Russia, and the rate of growth is significant so that is a clear indication that we are moving jointly in the right direction.

Last but not least, let’s talk about Engineered Products and Solutions. It sets another record for revenue and earnings this quarter. The future is bright here due to a couple of factors. Leadership position and attractive growth markets, a steady pipeline of new products, and a solid culture of continuous productivity improvement. Furthermore we are very well-positioned to increase our share in the defense market.

Our ability to create integrated customer solutions combined with our technical expertise sets us apart. Lastly, in March we concluded two acquisitions to add to our fastening systems business. Alcoa Fastening Systems has certainly earned the right to grow and attract investments. As you can see on this chart, it gives you a quick snapshot of the success that we have displayed using all levers, growth, share gain, productivity enhancement, and so on. And the results are clearly good indications, they have earned the right to grow, and to profitably grow.

With this, let’s move on to the second strategic priority, which we call disciplined execution. The industry prospects are good, so it is really on us to make things happen. To take full advantage of the opportunities, we need to execute our plans, and move them safely and quickly from idea to cash, as only cash creates real shareholder value. We have several proven processes that support our execution capabilities, such as the Alcoa Business System.

We are currently putting several additional mechanisms in place, to enhance performance and accountability. I have personally witnessed the capabilities of these enhanced tools to provide significant results. I am confident that these will yield results to Alcoa. Actually, if you look a little bit deeper at the numbers this quarter, you can see that our operational performance measured by the ATOI improved by 42%. Three of the segments showed substantially higher profitability compared to last quarter.

So let’s go to the third strategic priority, the Alcoa advantage. It is present in each of our businesses, and let me expand on that point. I really look here at five areas of advantage. Talent. We are a global and diverse company. Collectively, we are much better able to attract and grow talent than any of our business could ever do alone.

Customer intimacy. We are collectively better able to serve our customers in many ways. Our product portfolio, our geographic reach allows us to offer full product solutions. Our customers know that we can and will support them when they expand globally. And we are able to combine products from several different businesses, and provide one face to our customers, buying several different products, and catering to them with one voice.

Technology. Our technologic capabilities are unmatched. We know light metals and material combinations better than any other company. This sets us apart and we capitalize on this in many ways.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

Let me highlight a few real life examples, so that you can better see what the capabilities are, how deep and how broad they are. I am talking about award-winning alloys, which help the Aero industry meet its increasingly stringent requirements for structural efficiency, weight reduction, sustainability, and cost. New applications for surface enhancements, such as the Dura-Bright wheels.

Our design expertise in light metals makes us a desirable partner for the U.S. Defense program, and we are penetrating aluminum into new sizable growth markets, such as Consumer Electronics, or Oil & Gas exploration.

Let me finish up on the final two aspects of the Alcoa advantage. Purchasing. With common commodities and a global reach, we are able to not only leverage but be ahead of industry trends in terms of costs.

Finally, the operating system. These are common systems such as the Alcoa Business System, or our environment health and safety standards that are well-understood and implemented, and that bring significant value. We are now adding elements of a rigorous performance management process to this, that perfectly match with the existing elements. So much on our three strategic priorities, success in each will secure continued success for Alcoa, our shareholders, and employees.

Let me summarize. First, the megatrends are reshaping the global economy. Through this enormous opportunities for Alcoa are created. Second, we are well-positioned to capitalize on those trends. We have a long tradition of continuous innovation, and a first rate portfolio of growth projects. Third, we are now focusing on profitable growth, rigorous execution, and leveraging the Alcoa advantage. We are poised to deliver value to our shareholders.

Thank you, and now I am happy to open up to the question and answer session.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Please stand by for our first question. (OPERATOR INSTRUCTIONS) Our first question comes from the line of John Hill with Citi. Go ahead.

John Hill - Citigroup - Analyst

Thank you. And thanks everyone for a great presentation, and a fresh view on some very important subjects. A quick question for Mr. Kleinfeld, who has obviously spent a lot of time digging into the assets, the value, the cultural, et cetera, and understanding that very well.

How do you think, after visiting all these facilities and such, how do you think about the long-term earnings power of the Company in its current configuration, if we were just to take today’s energy prices, today’s currency complex and the futures curve, which is essentially flat, do you believe that the Company will be able to drive earnings significantly higher, or are we dependent on waiting on merely a higher commodity price?

Klaus Kleinfeld - ALCOA Inc - President, COO

Well, thank you very much. I believe as I described in the presentation, I believe that there is a lot of potential inside of the Company, and that is why we are clearly focusing those three elements, profitable growth, as well as rigorous execution and the Alcoa advantage.

Those three things together will actually unleash a lot of the earnings power that is there. You are right, there are a lot of critical factors when you focus on each one of the business, but we have got to be super careful, on just focusing on one of the businesses, mainly primary. Primary as I described, the two most critical factors is quality bauxite supply, we are just in the process of opening Juruti, our footprint in the aluminum market is unmatched. So I think that we are in a very favorable position.

On the smelting side, when you go into the power side, which is the most critical in my view, the most critical fundamentals on the smelting side, I mean, I just showed you the two slides. I mean I think if you look back probably three, four years and I remember discussions around the Board, I mean there were a lot of people out there thinking, hey, how difficult will it be for Alcoa to renew the power contracts, and I think what you are seeing here, I mean, we stand by our commitment, and we are able to pull this off, and do it on a very, very competitive base.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

On the brownfield side, which is always a good thing. Now when you go to greenfield, I mean, what we are currently doing in Iceland, this is also, not only today, but also looking further down the road with the hydropower supply, this is very, very forward-looking, and a very, very positive, positive development. And as I showed you in the slide for the growth opportunities, there are more growth opportunities there than we can ever digest, and that we ever want to digest. So I am not concerned on that side.

If I go to the very downstream and just do a deep dive there in the same manner, I mean, look at the very, very hot industrial gas turbine market. That is currently compensating for some of the other weaknesses, and frankly, the issue there is we don’t have enough capacity. I mean, everybody is sold out. I mean we will be happy to be able to produce more.

So it is more on us, to make sure that we can ramp up our capacity, that we can perform better on the innovation side, with single crystal and other capabilities that we have there. I am seeing a very positive future. We could go on and on and on. In the aspect of time, I think we want to allow some other questions. I think you can clearly see from what I am saying, that I see a lot of earnings power going forward.

John Hill - Citigroup - Analyst

Very good. Thank you for that detailed explanation.

Operator

Our next question comes from the line of Michael Gambardella with JPMorgan. Go ahead.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Yes. Good afternoon. Another question for Mr. Kleinfeld. Since you have been on the Board for almost five years now, you have had a say in some of the strategic issues of the Company, but since you have taken the role of President, Chief Operating Officer, you have gotten into a lot of the segments in a nitty-gritty way. If you were the CEO of the company, what would be the one thing that you would change in the way the company is run today, to try to maximize value for the shareholder?

Klaus Kleinfeld - ALCOA Inc - President, COO

Right, Michael, the good news is, I mean we have a team here that is really working together as a very, very close team, and frankly, I mean, I would most likely not have come on-board if that wouldn’t have been the case.

So I feel a good bit of responsibility of what we are currently doing, and frankly, the one thing is actually the three priorities that we are just setting. That is what we are rolling out, and what we are getting into all of our operations. It is all about profitable growth, getting the profitable growth out of all of our business with this. Independent of how portfolio decisions at one day in time will be done, because as we have seen in the past, active portfolio management has been a tool that we have used. It will continue to be a tool, but basically seeing both sides.

Divesting, joint venturing, and buying companies, all of that in light of where can we profitably grow, how can we utilize on our internal capabilities, organic growth is always the best, and if we can get some external growth, we will not shy away from that, as the fastener acquisitions have just shown. At the same time, we can bring something to the table with the advantages that a company like Alcoa has, and they are huge. We probably haven’t shown that to you guys and ladies out there enough with our performance.

But we will be able to do that, and we are committed to that, actually it is not that difficult to show those capabilities, and all of that has to be embedded in a very disciplined fashion of getting from idea to cash, as I always say, and I mean, basically capitalizing on all of the ideas that our 97,000 Alcoans have. And making sure that those ideas are immediately brought into implementation, and are carried through the Best Practices, that they are carried through to our smelters, to our refineries, to our mines, and the same thing to our factories, than on the midstream as well as on the downstream side. That is what we are doing, and that is what I am fully committed, and I fully believe is the right strategy.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

Michael Gambardella - JPMorgan Chase & Co. - Analyst

And ultimately, what do you hope to achieve with your investment with Chinalco, and the Rio Tinto shares?

Klaus Kleinfeld - ALCOA Inc - President, COO

Michael, that is a good question, and I am pretty sure that some others that are on the phone also have that on their minds. So I don’t know, Alain, do you want to comment on that?

Alain Belda - ALCOA Inc - Chairman, CEO

You have answered when you said what you were going to do with Chinalco. I think that covered the ground.

Operator

Our next question comes from the line of Lloyd O’Carroll with Davenport. Go ahead.

Lloyd O’Carroll - Davenport - Analyst

Good afternoon. Looking at the quarter, in North American can sheet you have I believe a price cap with one contract, which may be two customers, in a conventional sense. With an ingot price, $1.30, $1.35, it is a larger drag on earnings than ingot at $1.10, given a cap on an unhedged basis. So the question is, was there an impact on the quarter from that contract, and/or was it covered by hedging?

Chuck McLane - ALCOA Inc - EVP, CFO

It was an impact on the quarter, as it has been every quarter that we’ve had those caps in place, if you looked at the opportunity if those caps didn’t exist. It is only one contract remaining, and it represents about 5%, it is down to a level of about 5% of our total aluminum shipments, and that runs out at the end of ‘09.

Lloyd O’Carroll - Davenport - Analyst

Okay. Thank you.

Operator

(OPERATOR INSTRUCTIONS) Our next question comes from the line of Harry Mateer with Lehman Brothers.

Stephanie Leeshaw - Lehman Brothers - Analyst

This is Stephanie Leeshaw in for Harry. I had a quick question on capital expenditures, are you guys expecting them to trend lower from 2008, or pretty much run at a flat rate from 1Q ‘08?

Chuck McLane - ALCOA Inc - EVP, CFO

We had given some guidance earlier that said that it would be around the $3 billion level heading into this year.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

Stephanie Leeshaw - Lehman Brothers - Analyst

Okay.

Chuck McLane - ALCOA Inc - EVP, CFO

And that is pretty much the stance that we are on right now, and you know, we are pretty close to that level looking through the first quarter here. So we don’t have any reason, we’ve got two major projects going on right now as I articulated about, the percent that it represented of our projects this year, that Sao Luis expansion and Juruti, so I would expect it to be at at least these levels through the rest of this year.

Stephanie Leeshaw - Lehman Brothers - Analyst

So given that CapEx is down slightly from 2007 levels, do you think that you are going to be doing additional share buybacks?

Chuck McLane - ALCOA Inc - EVP, CFO

What we will do as we continue to manage our capital structure, looking at all of our alternatives, whether it is acquisitive growth, or organic growth through projects, or share repurchase, and the like. So we have got an authorized level of 25%, and we continue to measure how much we are going to do to that on a quarter by quarter basis.

Stephanie Leeshaw - Lehman Brothers - Analyst

Great. Thank you.

Operator

Our next question comes from the line of Charles Bradford with Bradford Research. Go ahead.

Charles Bradford - Bradford Research - Analyst

Good afternoon. Could you talk more about the outages in China? I had heard originally that the weather problems and some power problems, caused something like 10 plants to be closed, and that some are now in the process of coming back, but what are you hearing?

Chuck McLane - ALCOA Inc - EVP, CFO

Well, the information that we have it was a little more than 10 plants, and they were going to be down varying degrees, some that the pots weren’t frozen up, and it wouldn’t take as much effort, but the word is now that they’re doing, they are making every effort to get those pots on line as quick as possible, and our view was that it’s probably, if you looked at the scenario, it is going to cost about a constraint of about 550,000 tons, if we had to take a guess at it right now, because they are in the process of coming back, and probably will over the next few months.

Charles Bradford - Bradford Research - Analyst

Thank you.

Chuck McLane - ALCOA Inc - EVP, CFO

You are welcome.

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FINAL TRANSCRIPT

Apr. 07. 2008 / 5:00PM ET, AA - Q1 2008 ALCOA Inc Earnings Conference Call

Operator

Ladies and gentlemen, that does conclude our question and answer session for today. I would like to turn the call back over to Mr. Greg Aschman for closing remarks. Please proceed, sir.

Greg Aschman - ALCOA Inc - Director, IR

Thanks, Melanie, and thank you for your questions and attending Alcoa’s first quarter call. This now concludes our first quarter earnings call. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. That does conclude the presentation. You may disconnect. Have a wonderful day.

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